Exhibit 3.2

CLIFFORD CHANCE LLP

BY-LAWS OF THE BOARD

SCHMID GROUP N.V.

ADOPTED ON [_]

CONTENTS

Clause	Page

1.	Composition and Board Profile	1
2.	(Re)Appointment and Board Rotation Plan	1
3.	Responsibilities and Duties of the Board	2
4.	Evaluation	5
5.	Chairperson and Vice-Chairperson	5
6.	CEO	7
7.	CFO	7
8.	Committees	8
9.	Company Secretary	8
10.	Financial Reporting	9
11.	Relation with the Shareholders	10
12.	Relation with Analysts, the Financial Press and Institutional and Other Investors	11
13.	Misconduct and Irregularities	11
14.	Frequency, Agenda, Venue and Admittance	12
15.	Minutes	12
16.	Decision-making within the Board	12
17.	Meetings and Decision-making of Executive Directors and Non-Executive Directors	13
18.	Conflicts of Interests of Directors	14
19.	Compensation of Directors	15
20.	Other Positions	15
21.	Holding and Trading Securities	16
22.	Confidentiality	16
23.	Miscellaneous	16

INTRODUCTION

(1)	These By-Laws have been drawn up pursuant to article [14.4] of the Articles of Association.

(2)	These By-Laws are complementary to the provisions regarding the Board and the Directors as contained in relevant laws and regulations and the Articles of Association.

(3)	These By-Laws are posted on the Company's website.

(4)	The meaning of certain capitalised or uncapitalised terms used in these By-Laws is set forth in Annex 1 (List of Definitions). These By-Laws may also contain other definitions in addition to these defined in Annex 1 (List of Definitions).

CHAPTER I

COMPOSITION, APPOINTMENT AND RESPONSIBILITIES AND DUTIES

1.	Composition and Board Profile

1.1	The Company is managed by a Board consisting of [two (2)] Executive Directors and [five (5)] Non-Executive Directors.

1.2	The Non-Executive Directors shall prepare a Board Profile and the D&I Policy. The current Board Profile is attached as Annex 2 (Board Profile).

1.3	The composition of the Board shall be determined taking into consideration the Board Profile and the D&I Policy.

2.	(Re)Appointment and Board Rotation Plan

2.1	The Non-Executive Directors ensure that a formal and transparent procedure is in place for the appointment and reappointment of Directors, as well as a Board Rotation Plan, with due regard to the D&I Policy.

2.2	The Directors will retire:

(a)	periodically in accordance with their term of office and the Board Rotation Plan; and

(b)	as soon as practically possible in the event of inadequate performance, structural incompatibility of interests, and in other instances where early retirement of the Director is considered necessary by the Board.

2.3	The current Board Rotation Plan is attached as Annex 3 (Board Rotation Plan). The Non-Executive Directors may at any time amend the Board Rotation Plan. Amendments to the Board Rotation Plan, however, do not permit a sitting Director to remain in office for a longer period than appointed for, or allow that he be asked to retire before the appointment term has expired.

3.	Responsibilities and Duties of the Board

General

3.1	The Board is charged with the management of the Company, which means, among other things, that it is responsible for the continuity of the Company and the business connected with it. The Board adopts values embodied in the Code of Conduct that contribute to a culture focused on, and is responsible for, sustainable long-term value creation by the Company and the business connected with it, and takes into account the impact the actions of the Company and the business connected with it have on people and the environment and to that end weighs the stakeholders' interests that are relevant in this context.

3.2	The Board shall develop a view on sustainable long-term value creation by the Company and the business connected with it and shall formulate a strategy in line with this. The Board shall formulate specific objectives in this regard. When developing the strategy, attention shall in any event be paid to:

(a)	the strategy's implementation and feasibility;

(b)	the business model applied by the Company and the market in which the Company and the business connected with it operate;

(c)	opportunities and risks for the Company;

(d)	the Company's operational and financial goals and their impact on its future position in relevant markets;

(e)	the interests of the stakeholders;

(f)	the impact of the Company and the business connected with it as regards sustainability, including the effects on people and the environment;

(g)	[paying a fair share of tax to the countries in which the Company operates;]

(h)	any other aspects relevant to the Company and the business connected with it, such as the environment, social and employee-related matters, the chain within which the business operates, respect for human rights, and fighting corruption and bribery; and

(i)	the information and communication technology (ICT) systems of the Company and the affiliated risks of cybersecurity (including disturbance, failure or abuse of ICT).

3.3	The responsibility for the management of the Company is vested collectively in the Board.

3.4	The Executive Directors are responsible for the day-to-day management of the Company and shall perform their activities under the supervision of the Non-Executive Directors. The Executive Directors are responsible for the incorporation and maintenance of the values within the Company and the business connected with it. Attention must be paid to the following, among other things:

(a)	the strategy and the business model;

(b)	the environment in which the enterprise operates; and

(c)	the existing culture within the enterprise, and whether it is desirable to implement any changes in this.

The Board encourages behaviour that is in keeping with the values, and propagates these values through leading by example.

3.5	The Non-Executive Directors are charged with the supervision of the policy of the Executive Directors and of the general course of affairs of the Company and the business connected with it, including the relations with shareholders. The Non- Executive Directors assist the Executive Directors with advice on general policies related to the Company and the business connected thereto.

3.6	In performing its duties, the Board shall act in accordance with the interests of the Company and the business connected with it, taking into consideration the interests of the Company's stakeholders. The Board shall also have due regard for environmental, social and governance related topics that are relevant to the Company.

3.7	Non-Executive Directors shall perform their duties without mandate and independent of any interest in the business of the Company. They should not support one interest without regard to the other interests involved.

3.8	The Board shall ensure that decisions are made in a balanced and effective manner while taking account of the interests of stakeholders. The Board shall ensure that information is provided in a timely and sound manner. The Board shall keep their knowledge and skills up to date and devote sufficient time to their duties and responsibilities. They shall ensure that, in performing their duties, they have the information that is required for effective decision-making.

3.9	The Executive Directors draw up a Code of Conduct and monitor its effectiveness and compliance with this Code of Conduct, both on the part of itself and of the employees of the Company. The Executive Directors shall inform the Non-Executive Directors of their findings and observations relating to the effectiveness of, and compliance with, this Code of Conduct. The Code of Conduct will be published on the Company's website.

Duties regarding Individual Directors

3.10	Individual Directors may be charged with specific parts of the managerial tasks, without prejudice to the collective responsibility of the Board as a whole. The Board remains collectively responsible for decisions, even if they are prepared by individual Directors. An individual Director may only exercise such powers as are explicitly attributed or delegated to him and he may never exercise powers beyond those exercisable by the Board as a whole.

3.11	A division of tasks within the Board and allocation of duties of the Board to individual Directors is determined (and amended, if necessary) by the Board. Directors especially charged with particular managerial tasks are primarily responsible for the risk control and monitoring of the managerial tasks concerned.

Duties of the Non-Executive Directors regarding the Non-Executive Directors

3.12	The duties of the Non-Executive Directors regarding the Non-Executive Directors specifically include:

(a)	the selection and proposal (for nomination) of Non-Executive Directors to the General Meeting; and

(b)	the selection of a Chairperson and Committee members and defining their role and the approval of other positions of Non-Executive Directors to the extent required under Clause 20.

3.13	The Non-Executive Directors shall ensure that, in the form of the Nominating Committee, a formal and transparent procedure is in place for the appointment and reappointment of Directors, as well as a sound plan for the succession of Directors, with due regard to the D&I Policy.

Duties of the Non-Executive Directors regarding the Executive Directors

3.14	The supervision of the Executive Directors by the Non-Executive Directors shall include:

(a)	the sustainable long-term value creation of the Company and the business connected thereto and weighing of the interests of stakeholders involved;

(b)	activities of the Board regarding the creation of a culture aimed at sustainable long-term value creation of the Company and the business connected thereto;

(c)	the internal audit function (if any);

(d)	the policies carried out by the Executive Directors;

(e)	the effectiveness of the Company's internal risk management and control systems;

(f)	the integrity and quality of the financial reporting;

(g)	the information and communication technology (ICT) systems of the Company and the managing of the risks associated with cybersecurity;

(h)	the policy of the Company on Tax planning;

(i)	the monitoring of the effectiveness and compliance with the Code of Conduct, both on the part of the Company and of the employees of the Company;

(j)	the safeguarding of the Board's expertise and responsibilities and process of providing information to the Non-Executive Directors;

(k)	the establishment and maintenance of internal procedures which safeguard that all relevant information is known to the Board in a timely fashion;

(l)	the risks associated with the compensation structure for employees of the Company and the business connected thereto; and

(m)	the relation with the shareholders of the Company, and the compliance with laws and regulations.

3.15	The duties of the Non-Executive Directors regarding the Executive Directors specifically include:

(a)	the selection and proposal (for nomination) of Executive Directors to the General Meeting; and

(b)	to formulate the compensation policy and its implementation, among other things by the submission of proposals for the compensation policy for Executive Directors to the General Meeting.

4.	Evaluation

4.1	At least once a year, the Executive Directors shall evaluate their own functioning as a whole and that of the individual Executive Directors.

4.2	At least once a year, outside the presence of the Executive Directors, the Non-Executive Directors shall evaluate the functioning of the Executive Directors as a whole and that of the individual Executive Directors, and discuss the conclusions that must be drawn on the basis thereof, such also in light of the succession of Executive Directors.

4.3	At least once a year, outside the presence of the Executive Directors, the Non-Executive Directors shall evaluate their own functioning, the functioning of the Committees and that of the individual Non-Executive Directors (including an evaluation of the Board Profile and the introduction, education and training programme) and discuss the conclusions of this evaluation. In doing so, attention shall be paid to:

(a)	substantive aspects, conduct and culture, the process, the mutual interaction and collaboration, and the interaction with the Executive Directors;

(b)	events that occurred in practice from which lessons may be learned; and

(c)	the desired profile, the composition, competencies and expertise of the Non- Executive Directors.

This evaluation shall take place periodically under the supervision of an external expert.

CHAPTER II

POSITIONS

5.	Chairperson and Vice-Chairperson

5.1	The Chairperson shall not be a former Executive Director and shall be independent [within the meaning of the CGC].

5.2	The Chairperson (i) shall act as the spokesman of the Board and (ii) is the main contact for the Executive Directors, Non-Executive Directors and shareholders regarding the functioning of Directors.

5.3	The Chairperson is primarily responsible for the functioning of the Board and its Committees and shall primarily ensure that:

(a)	the Board has proper contact with the works council (if any) and the General Meeting;

(b)	the Board elects a Vice-Chairperson;

(c)	there is sufficient time for obtaining advice, effective consultation and deliberation and (preparing the) decision-making by the Board;

(d)	the Directors receive all information that is necessary for the proper performance of their duties in a timely fashion;

(e)	the Board and the Committees function properly;

(f)	the functioning of individual Directors is assessed at least annually;

(g)	Directors, when needed, follow their introduction programme and, as needed, their additional education or training programme;

(h)	the Board performs activities in respect of culture;

(i)	the Board recognises signs from the business connected with the Company and ensures that any actual or suspected material misconduct and irregularities are reported to the Board without delay;

(j)	the General Meeting proceeds in an orderly and efficient manner and a proper conduct of business is ensured at General Meetings to promote a meaningful discussion;

(k)	effective communication with shareholders is assured; and

(l)	the Non-Executive Directors are involved closely, and at an early stage, in any merger or acquisition processes.

5.4	In addition, the Chairperson shall also:

(a)	ensure that the Board as a collective, as well as the Committees, have a balanced composition and function properly;

(b)	prepare the agenda for and chair each meeting of the Board;

(c)	ensure that the Board functions in an effective manner and makes decisions in a collective manner;

(d)	consult on an ad hoc basis with the other Directors regarding their respective tasks;

(e)	address issues relating to the functioning of individual Directors;

(f)	address internal disputes and conflicts of interest concerning individual Directors and the possible resignation of such Directors as a result;

(g)	support the other Directors and mediate in any difference of opinion between them;

(h)	determine whether a proposed resolution should be brought to the Board for a vote;

(i)	ensure that passed resolutions are in accordance with the strategy that should lead to the realisation of the objectives of the Company as referred to in the Articles of Association;

(j)	supervise the implementation of passed resolutions and determine if further consultation with the Board on their implementation is required;

(k)	consider requests of the other Directors to consult with particular Directors regarding an area of expertise;

(l)	oversee and ensure communications between the Executive Directors and the Non-Executive Directors; and

(m)	consult regularly with the CEO and consult other Directors if deemed necessary or advisable.

5.5	The Vice-Chairperson will deputise for the Chairperson when appropriate. Additionally, the Vice-Chairperson shall act as the point of contact for individual Directors regarding the functioning of the Chairperson.

6.	CEO

6.1	The CEO is primarily responsible for the day-to-day management and the general affairs of the Company.

6.2	The CEO shall maintain intensive and frequent contacts with the Non-Executive Directors and, in particular, with the Chairperson.

7.	CFO

7.1	The CFO is primarily responsible for:

(a)	formulating and communicating the Company's financial strategy, including targets for liquidity management;

(b)	the drafting, in consultation with the CEO, of the Annual Accounts with the corresponding Report of the Board, the half-year figures and the quarterly figures;

(c)	the integrity of the Company's accounts, including the choice of accounting policies, the application of financial reporting related laws and regulations and the handling of estimates and forecasts; and

(d)	Tax-related policies.

7.2	The CFO ensures the communication with the Audit Committee and the Non-Executive Directors on the aforementioned subjects and shall, when requested, take part in meetings of the Non-Executive Directors and/or the Committees to discuss these subjects.

8.	Committees

8.1	The Board may set up standing and/or ad hoc Committees from among the Non- Executive Directors, which are charged with tasks specified by the Board. The Board may and shall, in any event, establish an Audit Committee, a Compensation Committee and a Nominating Committee. The composition of a Committee is determined by the Board, provided that (i) the Audit Committee or the Compensation Committee shall not be chaired by the Chairperson or by a former Executive Director and (ii) more than half of the members of the Committees shall be independent [within the meaning of the CGC].

8.2	The Board remains collectively responsible for decisions prepared by its Committees. A Committee may only exercise such powers as are explicitly attributed/delegated to it by the Board and may never exercise powers beyond those exercisable by the Board as a whole.

8.3	The Board shall adopt terms of reference for each Committee and may amend these at any time. The terms of reference shall indicate the role and responsibility of the Committee concerned, its composition and the manner in which it performs its duties, and shall be posted on the Company's website.

8.4	Each Committee shall be authorised to retain the services of legal, accounting or other consultants at the Company's expense as the Committee deems necessary or appropriate to carry out its responsibilities, provided, however, that in retaining the services of such consultant, other than in-house legal counsel, the Committee shall take into consideration the factors affecting independence required by applicable SEC rules and NYSE rules.

9.	Company Secretary

9.1	The Board is supported by the Company Secretary, who may be appointed by the Board with the consent of the majority of the Non-Executive Directors. The person so appointed shall be granted the title 'Company Secretary'. The Company Secretary does not have to be a Director. The Board is authorized, with the consent of the majority of the Non-Executive Directors, to replace or remove such person at any time.

9.2	The Company Secretary shall primarily:

(a)	ensure that the proper procedures are followed and that the obligations of the Board under the law, as well as the Articles of Association and the Company's policy on related party transactions are complied with;

(b)	facilitate the provision of information of the Board; and

(c)	support the Chairperson in the organisation of the affairs of the Board, including the provision of information, meeting agendas, evaluations and training programmes.

9.3	All Directors have access to the advice and services of the Company Secretary.

9.4	The Company Secretary is entitled to delegate his duties, or parts thereof, under these By-Laws to one or more deputies designated by him in consultation with the Chairperson.

CHAPTER III

RESPONSIBILITIES ON SPECIFIC AREAS

10.	Internal Audit Function

10.1	The duty of the Internal Audit Function is to assess the design and the operation of the internal risk management and control systems. The Executive Directors are responsible for the Internal Audit Function. The Non-Executive Directors oversee the Internal Audit Function and maintain regular contact with the Senior Internal Auditor.

10.2	The Board both appoints and dismisses the Senior Internal Auditor with the consent of the majority of the Non-Executive Directors and along with the recommendation issued by the Audit Committee.

10.3	The Internal Audit Function shall draw up an Internal Audit Plan, involving the Executive Directors, the Audit Committee and the External Auditor in this process. The Internal Audit Plan shall be submitted to the Board for approval, which approval requires the consent of the majority of the Non-Executive Directors. In this Internal Audit Plan, attention should be paid to the interaction with the External Auditor.[1]

10.4	The Internal Audit Function shall report its audit results to the Executive Directors and the Audit Committee and should inform the External Auditor. The research findings of the Internal Audit Function shall, at least, include the following:

(a)	any flaws in the effectiveness of the internal risk management and control systems;

(b)	any findings and observations with a material impact on the risk profile of the Company and the business connected to it; and

(c)	any failings in the follow-up of recommendations made by the Internal Audit Function.

11.	Financial Reporting

11.1	The preparation and publication of the Report of the Board, the Annual Accounts, the interim figures and ad hoc financial information require careful internal procedures. The Executive Directors are responsible for establishing and maintaining internal procedures that ensure that all major financial information is known to the Board, so that the timeliness, completeness and accuracy of the external financial reporting are assured. For this purpose, the Executive Directors shall ensure that financial information from business divisions and/or Subsidiaries is reported directly to themselves and that the integrity of that information is not compromised.

11.2	The Board shall release the Report of the Board and the Annual Accounts within four (4) months of the end of the financial year.

1      CGC, best practice provision 1.3.3.

11.3	The External Auditor shall in any event attend the part of the meeting of the Board at which the report of the External Auditor with respect to the audit of the Annual Accounts is discussed, and at which a decision will be taken on the adoption of the Annual Accounts. The External Auditor shall receive the financial information underlying the adoption of the figures, and other interim financial reports, and shall be given the opportunity to respond to all information. The External Auditor shall report his findings in relation to the audit of the Annual Accounts to the Board.

11.4	The line of contact between the Board and the External Auditor is in principle through the chairperson of the Audit Committee. The External Auditor shall inform the chairperson of the Audit Committee without delay if, during the performance of his duties, he discovers or suspects misconduct or irregularities within the Company and the business connected thereto. If the actual (or suspected) misconduct or irregularity pertains to the functioning of a Director, the External Auditor can report this directly to the Chairperson or, if it concerns the Chairperson, to the CEO.

11.5	The Non-Executive Directors see to it that the recommendations made by the External Auditor are considered carefully by the Board and, to the extent accepted, that they are actually carried out by the Board. This supervision may be delegated to the Audit Committee.

12.	External Auditor

12.1	When deciding its nomination to the General Meeting for the (re)appointment of an External Auditor, the Board shall take the Audit Committee's advise into account. If the Board does not take on board the Audit Committee's advice concerning the External Auditor's (re)appointment, the reasons for this decision shall be stated in the proposal to the General Meeting. However, the External Auditor that shall be nominated for appointment by the Board must have participated in the selection procedure for External Auditors of the Audit Committee.

12.2	The External Auditor shall be appointed by the General Meeting. If the General Meeting does not proceed with this appointment, the Board shall be authorised to do so with the consent of the majority of the Non-Executive Directors.

12.3	By way of implementation of the decision of the General Meeting or the Board itself, as the case may be, to appoint the External Auditor, the Board will on behalf of the Company enter into an agreement to that effect with the External Auditor.

12.4	The remuneration of the External Auditor, and instructions to the External Auditor to provide non-audit services, requires the approval of the Board with the consent of the majority of the Non-Executive Directors on the recommendation of the Audit Committee.

13.	Relation with the Shareholders

13.1	The Directors shall be present at the General Meeting, unless they are unable to attend for important reasons. Under these circumstances, a Director may attend the General Meeting through means of electronic communication.

13.2	The Board sees to it that the responsible partner (certifying auditor) of the firm of the External Auditor is present at the General Meeting and that he can address the General Meeting. The External Auditor may be questioned by the General Meeting in relation to his statement on the fairness of the Annual Accounts.

13.3	[The Board shall ensure that the Company:

(a)	formulates an outline policy on bilateral contacts with shareholders and it shall post this policy on its website; and

(b)	draws up an outline policy for effective dialogue with its stakeholders to ensure that the interests of the relevant stakeholders of the Company are considered when the sustainability aspects of the strategy are determined.

Shareholders and the Company should be prepared to enter into a dialogue, where appropriate and at their own discretion. The Company is expected to facilitate the dialogue unless, in the opinion of the Board, this is not in the interests of the company and the business connected with it.]

13.4	The Board shall endeavour that minutes on the proceedings of the General Meeting are made available to the shareholders of the Company by publication on the Company's website no later than three (3) months after the end of such meeting, following which the shareholders have another three months to respond to these minutes. These minutes are then adopted in the manner provided for in the Articles of Association, by the chairperson and the secretary of the meeting. The provisions of this Clause 11.4 may be disregarded if a notarial deed is drawn up of the minutes of the proceedings. After adoption, the minutes (or the minutes as laid down in a notarial deed of proceedings) are posted as soon as possible on the Company's website. Also, results of the voting in resolutions adopted by the General Meeting are posted on the Company's website as soon as possible after the meeting, where they are accessible for at least one year.

13.5	A resolution adopted by the General Meeting may be disclosed externally through a statement from the Chairperson or the Company Secretary.

14.	Relation with Analysts, the Financial Press and Institutional and Other Investors

14.1	Analyst meetings, analyst presentations, presentations to institutional or other investors and press conferences shall be announced in advance on the Company's website and by means of press releases. Analysts' meetings and periodical presentations to all investors shall not take place shortly before the publication of the regular financial information. All shareholders shall be able to follow these meetings and presentations in real time, by means of webcasting, telephone or otherwise. After the meetings, the presentations shall be posted on the Company's website.

14.2	The contacts between the Board on the one hand and the press and financial analysts on the other shall be handled and structured carefully and with due observance of the applicable laws and regulations. The Company shall not do anything that might compromise the independence of analysts in relation to the Company and vice versa.

15.	Misconduct and Irregularities

15.1	The Board shall be alert to signs of actual or suspected misconduct or irregularities.

15.2	The Executive Directors shall inform the Chairperson without delay of any signs of actual or suspected material misconduct or irregularities within the Company and the business connected to it. If the actual or suspected misconduct or irregularity pertains to the functioning of an Executive Director, employees can report this directly to the Chairperson.

15.3	[The Board shall, with the consent of the majority of the Non-Executive Directors, establish the Whistleblowers' Policy that ensures employees to file a report without jeopardising their legal position. This Whistleblowers' Policy shall be published on the Company's website.]

15.4	The Non-Executive Directors shall monitor the operation of the procedure for reporting actual or suspected misconduct or irregularities, appropriate and independent investigations into signs of misconduct or irregularities, and, if an instance of misconduct or irregularity has been discovered, an adequate follow-up of any recommendations for remedial actions. In order to safeguard the independence of the investigation in cases where the Executive Directors themselves are involved, the Non- Executive Directors shall have the option of initiating their own investigation into any signs of misconduct or irregularities and to coordinate this investigation.

CHAPTER IV

BOARD MEETINGS AND DECISION-MAKING

16.	Frequency, Agenda, Venue and Admittance

16.1	The Board shall meet at least [four (4)] times each financial year.

16.2	Save in urgent cases (to be determined by the Chairperson), the agenda for a meeting shall be sent to all Directors at least [seven (7)] calendar days before the meeting. To the extent possible, for each item on the agenda an explanation in writing shall be provided and/or other related documentation will be attached to the agenda.

16.3	Each Director has the right to request that an item be placed on the agenda for a Board meeting.

16.4	Board meetings are held at [_], but may also take place elsewhere in [_].

16.5	The admittance to the meeting of persons other than Directors shall be decided by a majority of votes validly cast by the Directors present at the meeting.

17.	Minutes

17.1	The Company Secretary, or any other person designated for such purpose by the chairperson of the meeting, shall draw up minutes of the meeting. The minutes should provide insight into the decision-making process at the meeting. The minutes shall in evidence of their adoption be signed by the chairperson of the meeting and at least one other Director or the Company Secretary at the same meeting, or the next meeting.

18.	Decision-making within the Board

18.1	Each Director has the right to cast one (1) vote in Board meetings.

18.2	The Directors shall endeavour to achieve that Board resolutions are, as much as possible, adopted unanimously and take into account that (i) the resolutions as referred to in Annex 4 (Full Board Resolutions) are adopted by the Board as a whole, (ii) the resolutions as referred to in Annex 5 (Board Resolutions requiring the consent of the Majority of the Non-Executive Directors) are subject to the consent of the majority of the Non-Executive Directors and (iii) the resolutions as referred to in Annex 6 (Board Resolutions requiring General Meeting Approval) are subject to the approval of the General meeting. Where unanimity cannot be reached and the law, the Articles of Association or these By-Laws do not prescribe more stringent requirements, all resolutions of the Board shall be adopted by an absolute majority of the votes validly cast.

18.3	In general, resolutions of the Board are adopted at a Board meeting. The Board may deviate from the principle in the previous sentence if this is deemed necessary by the Chairperson, considering the urgent nature and other circumstances of the case, provided that all Directors are allowed the opportunity to participate in the decision- making process.

18.4	Adoption of resolutions without holding a meeting shall be effected by statements in writing from all Directors. A statement from a Director who wishes to abstain from voting on a particular resolution which is to be adopted in writing, or who wishes to vote against a particular resolution, must reflect the fact that he does not object to this manner of decision-making process.

18.5	A resolution adopted by the Board may be disclosed externally through a statement from the Chairperson or the Company Secretary.

19.	Meetings and Decision-making of Executive Directors and Non-Executive Directors

Insofar as any matter allocated to the Executive Directors or any matter allocated to the Non-Executive Directors requires each of them to decide on this matter in a standalone capacity (i.e. as the Executive Directors together, or as the Non-Executive Directors together), they will have the authority to adopt valid resolutions, in which case the Clauses 14, 15, 16.1 and 16.3 through 16.5 shall apply mutatis mutandis to a meeting and the decision-making of Executive Directors, respectively a meeting and the decision-making of Non-Executive Directors, provided that:

(a)	'Director' is to be interpreted as 'Executive Director', respectively 'Non- Executive Director';

(b)	'Board' is to be interpreted as 'Executive Directors', respectively 'Non-Executive Directors'; and

(c)	'Chairperson' is – in the event of a meeting and the decision-making of Executive Directors – to be interpreted as 'CEO'.

CHAPTER V

OTHER PROVISIONS

20.	Conflicts of Interests of Directors

20.1	A conflict of interest exists if with respect to the matter concerned a Director has a direct or indirect personal interest that conflicts with the interests of the Company and the business connected with it. In addition, a conflict of interest may exist if [(i) the Company enters into a Related Party Transaction and a Director qualifies as a Conflicted Director under the Company's policy on related party transactions and (ii)] the Company intends to enter into a transaction with a legal entity:

(a)	in which a Director personally has a material financial interest; or

(b)	which has a management board member who has a relationship under family law with a Director.

20.2	A Director is alert to conflicts of interest and shall in any case refrain from:

(a)	competing with the Company;

(b)	demanding or accepting substantial gifts from the Company for themselves or their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree;

(c)	providing unjustified advantages to third parties at the Company's expense;

(d)	taking advantage of business opportunities to which the Company is entitled for themselves or for their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree.

20.3	A Director shall immediately report any potential conflict of interest in a transaction that is of material significance to the Company and/or to him, to the Chairperson and to the other Directors and shall provide all relevant information, including information concerning his spouse, registered partner or other life companion, foster child and relatives by blood or marriage upon the second degree. The Board shall decide, without the Director concerned being present, whether there is a conflict of interest.

20.4	A Director shall not take part in any discussion and decision-making that involves a subject or transaction in relation to which he has a conflict of interest with the Company. If as a consequence none of the Directors may participate in the consultation and decision-making, the Board shall remain authorized to adopt the resolution.

20.5	Any form of conflict of interest between the Company and the Directors shall be prevented. The Non-Executive Directors are responsible for the decision-making on dealing with conflicts of interest regarding Executive Directors, Non-Executive Directors and majority shareholders in relation to the Company.

20.6	All transactions in which there are conflicts of interest with Directors shall be agreed on terms that are customary for arm's-length transactions in the market of business in which the Company and its Subsidiaries operate. Decisions to enter into transactions in which there are conflicts of interest with Directors that are of material significance to the Company and/or to the relevant Director require a Board resolution adopted with the consent of a majority of the Non-Executive Directors.

20.7	A Director who in connection with a (potential) conflict of interests does not exercise certain duties and powers will insofar be regarded as a Director who is unable to act (belet).

20.8	[All transactions between the Company and legal or natural persons who hold at least ten percent (10%) of the shares in the Company shall be agreed on terms that are customary in the market. Decisions to enter into transactions with such persons that are of material significance to the Company and/or to such persons shall require a Board resolution adopted with the consent of a majority of the Non-Executive Directors.]

21.	Compensation of Directors

21.1	When necessary, the Compensation Committee shall submit a clear and easy to understand proposal to the Board concerning the compensation policy to be pursued with regard to the Board. The Board shall submit this proposal to the General Meeting for adoption. After adoption, and at least every four (4) years, the Board shall submit a proposal to the General Meeting for re-adoption of this compensation policy.

21.2	Amendments to the compensation policy are subject to the approval by the General Meeting.

21.3	The Company and its Subsidiaries do not grant personal loans, guarantees or the like to Directors, save as part of its usual business operations and after approval by the Board with the consent of the majority of the Non-Executive Directors. Loans shall not be forgiven.

21.4	Directors shall be reimbursed for all reasonable costs incurred in connection with the attendance of Board meetings, Committee meetings and General Meetings, either by means of the expense allowance arrangement for the Non-Executive Directors (if any), or by means of submitted expense accounts.

22.	Other Positions

22.1	Directors shall limit the number and nature of their other positions so as to ensure due performance of their duties.

22.2	An Executive Director will hold no more than two memberships of supervisory boards in large Dutch companies and/or large Dutch foundations. An Executive Director will also hold no position as a chairperson of a supervisory board in a large Dutch company and/or large Dutch foundation. The previous sentences are mutatis mutandis applicable with regard to positions of non-executive director or chairperson of a one tier-board in a legal entity governed by Dutch company law.

22.3	A Non-Executive Director will hold no more than five memberships of supervisory boards in large Dutch companies and/or large Dutch foundations, with a chairpersonship counted twice. The previous sentence is mutatis mutandis applicable with regard to positions of non-executive director or chairperson of a one tier-board in a legal entity governed by Dutch company law.

22.4	Directors must inform the Chairperson and the Company Secretary of their other positions which may be of importance to the Company or the performance of their duties before accepting such positions. If the Chairperson determines that there is a risk of a conflict of interest, the matter shall be discussed by the Non-Executive Directors in accordance with Clause 18. If such conflict concerns the Chairperson, he will inform the Vice-Chairperson who then carries out the task of the Chairperson as referred to in the previous sentence. The acceptance of membership of a supervisory board by an Executive Director requires the approval of the Non-Executive Directors.

22.5	The Company Secretary shall keep a list of the outside positions concerned of each Director.

23.	Holding and Trading Securities

Directors are bound to the Insider Trading Policy. The Insider Trading Policy is posted on the Company's website.

24.	Confidentiality

No Director shall, during his membership of the Board or afterwards, disclose in anyway whatsoever to anyone whomsoever any information of a confidential nature regarding the business of the Company and/or any Subsidiaries and/or other companies, partnerships or entities in which it holds a stake, that came to his knowledge in the capacity of his work for the Company and which he knows or should know to be of a confidential nature, unless required by law. A Director is allowed to disclose the above information to Directors as well as to staff members of the Company and companies in which the Company holds a stake who, in view of their activities for the Company and companies in which the Company holds a stake, should be informed of the information concerned. A Director shall not in any way whatsoever utilise the information referred to above for his personal benefit.

25.	Miscellaneous

25.1	Application to all Directors

These By-laws are applicable to anyone who is appointed as a Director, and are also applicable to anyone who is designated as a stand-in for a Director in accordance with these By-laws.

25.2	Occasional Non-Compliance

The Board may occasionally decide not to comply with these By-Laws, but only to the extent that the non-compliance with these By-Laws does not contradict the Articles of Association and the Company's policy on related party transactions, with due observance of applicable laws and regulations and with the prior approval of the Chairperson.

25.3	Amendment

These By-Laws may be amended by the Board at any time and without any notification being made with the consent of a majority of the Non-Executive Directors.

25.4	Interpretation

In case of lack of clarity, uncertainty or difference of opinion on the interpretation of any provision of these By-Laws, the opinion of the Chairperson shall be decisive.

25.5	Governing law and jurisdiction

These By-Laws are governed by the laws of The Netherlands. The courts of The Netherlands have exclusive jurisdiction to settle any dispute arising from or in connection with these By-Laws (including any dispute regarding the existence, validity or termination of these By-Laws).

25.6	Partial invalidity

If one or more provisions of these By-Laws are or become invalid, this shall not affect the validity of the remaining provisions. The Board may, subject to the consent of a majority of the Non-Executive Directors, replace the invalid provisions by provisions which are valid and the effect of which, given the contents and purpose of these By- Laws is, to the greatest extent possible, similar to that of the invalid provisions.

* * *

ANNEX 1

LIST OF DEFINITIONS

1.	In these By-Laws, the following terms have the following meanings:

"Annual Accounts" means the annual accounts of the Company as referred to in sections 2:101 and 2:361(1) of the Dutch Civil Code.

"Articles of Association" means the articles of association (statuten) of the Company;

"Audit Committee" means the audit committee of the Board set up in accordance with Clause 8.1 of the By-Laws.

"Board" means the board of directors (bestuur) of the Company.

"Board Profile" means a profile in relation to the composition of the Board, taking account of the nature and the activities of the business of the Company and its Subsidiaries.

"Board Rotation Plan" means a rotation plan drawn up by the Non-Executive Directors in order to avoid, as far as possible, a situation in which many Directors retire at the same time.

"By-Laws" means the Board rules, including the annexes belonging thereto. "Chairperson" means the Director appointed as the chairperson of the Board. "CEO" means the Director appointed as the chief executive officer of the Company. "CFO" means the Director appointed as the chief financial officer of the Company.

"CGC" means the Dutch corporate governance code as adopted by the Corporate Governance Code Monitoring Committee on 20 December 2022, and as amended from time to time.

"Code of Conduct" means the code of conduct for the Company and the business connected thereto as adopted in accordance with Clause 3.9 of the By-Laws.

"Committee" means each committee of the Board as referred to in Clause 8.1 of the By-Laws of the By-Laws.

"Company" means Schmid Group N.V., and, where appropriate, the Subsidiaries and possible other Group Companies whose financial information is incorporated in the consolidated Annual Accounts.

"Company Secretary" means the company secretary of the Company appointed in accordance with Clause 9.1 of the By-Laws.

"Compensation Committee" means the compensation committee of the Board set up in accordance with Clause 8.1 of the By-Laws.

"Director" means a member of the Board and refers to both an Executive Director and a Non-Executive Director.

"D&I Policy" means the Company's diversity policy with regard to the Board which sets specific, appropriate and ambitious targets in order to achieve a good balance in gender diversity and other diversity and inclusion aspects relevant to the Company.

"Executive Director" means a member of the Board appointed as an executive director.

"External Auditor" means the accounting and auditing firm withing the meaning of section 2:393 of the Dutch Civil Code, or the Company's independent outside audit firm for purposes of United States laws and regulations (including applicable NYSE and/or SEC requirements), that is charged with the audit of the Annual Accounts, as the context may require.

"General Meeting" means the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Company.

"Group Company" has the meaning attributed to it in section 2:24b of the Dutch Civil Code.

"Insider Trading Policy" means the insider trading policy of the Company regarding securities of the Company and other securities referred to in those regulations.

"Internal Audit Function" means the internal audit function of the Company.

"Internal Audit Plan" means the internal audit plan of the Company as approved by the Board in accordance with Clause 10.4 of the By-Laws.

"Nominating Committee" means the nominating committee of the Board set up in accordance with Clause 8.1 of the By-Laws.

"Non-Executive Director" means a member of the Board appointed as a non-executive director.

"NYSE" means the New York Stock Exchange.

"Report of the Board" means the report of the Company drawn up by the Board, as referred to in sections 2:101 and 2:391 of the Dutch Civil Code.

"SEC" means the United States Securities and Exchange Commission.

"Senior Internal Auditor" means the senior internal auditor appointed in accordance with Clause 10.2 of the By-Laws.

"Subsidiary" has the meaning attributed to it in section 2:24a of the Dutch Civil Code.

"Tax" means any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature whether direct or indirect and however collected or assessed, levied by reference to income, profits, gains, net wealth, asset values, turnover, added value, transfer or actual or deemed transactions or events and whether chargeable primarily or otherwise against the person liable (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, a Tax Authority.

"Tax Authority" means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function.

"Vice-Chairperson" means the Director appointed as the vice-chairperson of the Board.

["Whistleblowers' Policy" means the Company's policy outlining a procedure for reporting actual or suspected irregularities within the Company and the business connected to it.]

2.	Save where the context dictates otherwise, in these By-Laws:

(a)	words and expressions expressed in the singular form also include the plural form, and vice versa;

(b)	words and expressions expressed in the masculine form include all forms and genders; and

(c)	a reference to a statutory provision counts as a reference to this statutory provision including all amendments, additions and replacing legislation that may apply from time to time.

3.	The expression "written" or "in writing" includes any message transmitted via any electronic means of communication, which message is readable and reproducible.

4.	References to "Clauses" refer to clauses which are part of these By-Laws. Headings of Clauses and other headings in these By-Laws are inserted for ease of reference and do not form part of these By-Laws concerned for the purpose of interpretation.

* * *

ANNEX 2
BOARD PROFILE

This is the board profile (the "Board Profile") for the board of directors of Schmid Group N.V. (the "Company"), as prepared by the non-executive directors of the Company (the "Non- Executive Directors") on [_].

1.	Introduction

This Board Profile sets out, among other things:

(a)	the desired expertise and background of the executive directors of the Company (the "Executive Directors") and the Non-Executive Directors;

(b)	the desired diverse composition of the board of the Company (the "Board") as expressed in the Company's diversity & inclusion policy;

(c)	the size of the Board; and

(d)	the independence of the Non-Executive Directors.

2.	Description of the nature and activities of the Company and the business connected with it

When determining the composition of the Board, the nature and size of the Company and the business connected with it must be taken into account. Relevant factors include:

(a)	the nature, culture and activities of the business of the Company and its subsidiaries (the "Schmid Group");

(b)	the stock exchange(s) where the Company is listed;

(c)	the specific role of the Company within the Schmid Group;

(d)	the organisational structure of the Schmid Group;

(e)	the values of the Schmid Group;

(f)	the number of employees of the Schmid Group;

(g)	the composition (including nationalities, number of shareholders, presence or absence of controlling shareholders) of the general meeting of shareholders of the Company; and

(h)	the geographical location of the subsidiaries of the Schmid Group.

3.	Description of the desired expertise and background of the Directors

When selecting Directors, the following factors will be relevant:

(a)	knowledge of and experience in financial, legal, economic, commercial, social and marketing areas;

(b)	experience with (the management or supervision of the management of) a listed company;

(c)	experience with corporate governance;

(d)	experience with organisational processes;

(e)	knowledge of and experience and affinity with the business of the Schmid Group;

(f)	to be able, also by having a sufficient amount of available time, to supervise and promote the policy set by the Board and the general course of affairs within the Schmid Group timely and adequately and to assist the Board with the preparation and implementation of its policy;

(g)	(for Non-Executive Directors only) to be prepared to take a seat in the audit committee of the Board and/or selection and appointment committee of the Board;

(h)	to be prepared to do an introduction, education or training programme;

(i)	to be prepared to approve of the Board rules (the "By-Laws");

(j)	not to have a conflict of interest with the Company at the time of appointment;

(k)	(for Non-Executive Directors only) to be prepared and able to act as chairperson of the Board and/or its committees;

(l)	to be prepared and able to lead the general meeting of shareholders;

(m)	to be prepared and able to temporarily manage the Company if one or more members of the Board are absent or unable to perform their duties;

(n)	to be a team player; and

(o)	to match with the composition of the Board at the time of appointment, taking into account vacancies to fill in the Board and/or the audit committee of the Board and/or the selection and appointment committee of the Board.

4.	Description of the desired diverse composition of the Board as expressed in the Company's diversity & inclusion policy

When selecting Directors, the following factors will be relevant:

(a)	responsible performance of the duties attributed to the Board;

(b)	balance between nationalities, age, gender, education, experience and (work) background of each of the Directors;

(c)	experience and affinity with the nature and culture of the business of the Schmid Group;

(d)	political and cultural knowledge of the countries where the Schmid Group operates; and

(e)	(international) knowledge of and experience in financial, legal, economic, commercial, social and marketing areas.

5.	Diversity & inclusion policy of the Company

The Board has drawn up a diversity & inclusion policy with regard to the Board which sets specific, appropriate and ambitious targets in order to achieve a good balance in gender diversity and other diversity and inclusion aspects relevant to the Company.

6.	Size of the Board

The Board endeavours to achieve that it consists, at all times, of [seven (7)] Directors.

7.	Independency of the Non-Executive Directors

For a Non-Executive Director to be considered independent, none of the following criteria should apply to him, nor to his spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree:

(a)	has been an employee or Executive Director or a member of the management board of an issuing institution associated with the Company as meant in section 5:48 of the Financial supervision act (Wet op het financieel toezicht) ("Affiliated Company"), in the five (5) years prior to the appointment as Non- Executive Director;

(b)	receives personal financial compensation from the Company, or an entity associated with it, other than the compensation received for the work performed as a Non-Executive Director and in so far as this is not in line with the ordinary business operations;

(c)	has had an important business relationship with the Company or an entity associated with it in the year prior to the appointment. This includes in any event the case where the Non-Executive Director, or the firm of which he is a shareholder, partner, associate or adviser, has acted as adviser to the Company (consultant, External Auditor, civil law notary or lawyer) and the case where the Non-Executive Director has been a member of the management board or an employee of a bank with which the Company has a lasting and significant relationship;

(d)	is a member of the management board or is an executive director of a company in which an Executive Director is a supervisory director or non-executive director;

(e)	has temporarily performed management duties for the Company during the previous twelve (12) months due to absence (ontstentenis) of Executive Directors in the Board, or because Executive Directors were unable to act (belet);

(f)	has a shareholding in the Company of at least ten percent (10%), taking into account the shareholding of natural persons or legal entities collaborate with him on the basis of an express or tacit, verbal or written agreement; or

(g)	is a member of the management board or a member of the supervisory board, or is an executive director or non-executive director, or a representative in some other way, of a legal entity which directly or indirectly holds at least ten percent (10%) of the shares in the Company's capital, unless such entity is a group company as meant in section 2:24b of the Dutch Civil Code.

8.	Criteria for safeguarding the Non-Executive Directors' independence

In order to safeguard the Non-Executive Directors' independence, the Board shall be composed in accordance with the following criteria:

(a)	the total number of Non-Executive Directors to whom the criteria referred to in clause 7 above are applicable shall account for less than half of the total number of Non-Executive Directors; and

(b)	for each shareholder, or group of affiliated shareholders, who directly or indirectly hold more than ten percent (10%) of the shares in the Company, there is at most one (1) Non-Executive Director who can be considered to be affiliated with or representing them as stipulated in clause 7(f) and clause 7(g) above.

9.	Miscellaneous

(a)	The Board will evaluate the Board Profile when it deems necessary and each change to the Board Profile will be discussed at the general meeting of shareholders of the Company.

(b)	This Board Profile must be observed for each (re)appointment of Directors.

* * *

ANNEX 3

BOARD ROTATION PLAN

Name	Position	Last appointment date	Expiration of current term
Anette Schmid	Executive Director / [_]	[_] 2023	[_]

Christian Schmid	Executive Director / [_]	[_] 2023	[_]

Sir Ralf Speth	Non-Executive Director (independent)	[_] 2023	[_]

Stefan Berger	Non-Executive Director (independent)	[_] 2023	[_]

[_]	Non-Executive Director (independent)	[_] 2023	[_]

[_]	Non-Executive Director (independent)	[_] 2023	[_]

[_]	Non-Executive Director	[_] 2023	[_]

* * *

ANNEX 4

FULL BOARD RESOLUTIONS

The following Board resolutions shall be adopted by the Board as a whole (the decision-making with respect to these resolutions cannot be attributed to one or more Directors):

(a)	the determination of the operational and financial aims of the Company, the strategy designed to achieve the aims, and the parameters to be applied in relation to the strategy;

(b)	the division of tasks within the Board and allocation of duties of the Board to individual Directors;

(c)	such resolutions as the Board may determine;

(d)	transactions:

i.	that are not already covered by the adopted annual budget; and

ii.	that:

a.	lead to an amendment or deviation from the adopted annual budget and/or an expense overrun of the adopted annual budget by more than 5% but less than 15% in total relating to EBITDA (decrease), revenues (decrease) or capital expenditures (increase);

b.	involve capital expenditure investments or divestments representing an amount in excess of [EUR 5,000,000] but less than [EUR 50,000,000] per financial year; or

c.	involve M&A transactions representing an enterprise value in excess of [EUR 5,000,000] but less than [EUR 100,000,000]

provided, in each case, that a series of related transactions shall be deemed to be the same transaction and, provided further, that the definition of "transactions" shall include the making of acquisitions, disposals, investments, divestment, the entering into of financing arrangements (whether as lender, borrower, guarantor or obligor), the creation of security rights or other encumbrances, the granting of suretyships, joint liabilities, indemnities and guarantees, and the making of private offerings of shares, bonds or other financial instruments. encumbrances, the granting of suretyships, joint liabilities, indemnities and guarantees, and the making of private offerings of shares, bonds or other financial instruments; unless the full Board has determined that such transactions may be approved by two or more Non-Executive Directors;

(e)	transactions:

i.	that are not already covered by the adopted annual budget; and

ii.	that:

a.	lead to a substantial amendment or deviation from the adopted annual budget and/or an expense overrun of the adopted annual budget by more than 15% in total relating to EBIDTA (decrease), revenues (decrease) or capital expenditures (increase);

b.	require the approval of the General Meeting;

c.	involve capital expenditure investments or divestments representing an amount in excess of [EUR 50,000,000] per financial year; or

d.	involve M&A transactions representing an enterprise value in excess of [EUR 100,000,000],

provided, in each case, that a series of related transactions shall be deemed to be the same transaction and, provided further, that the definition of "transactions" shall include the making of acquisitions, disposals, investments, divestment, the entering into of financing arrangements (whether as lender, borrower, guarantor or obligor), the creation of security rights or other encumbrances, the granting of suretyships, joint liabilities, indemnities and guarantees, and the making of private offerings of shares, bonds or other financial instruments;

(f)	public offerings and/or the admission to listing and trading of shares, bonds or other financial instruments on any stock exchange (except to the extent it concerns the admission to listing and trading of shares, bonds or other financial instruments of the class and type already admitted to listing and trading on the stock exchange concerned), or the termination of any such listing;

(g)	determining a Director's independence and qualifications for purposes of applicable NYSE and SEC requirements and for purposes of the CGC;

(h)	[_]; and

(i)	all other acts that require a full Board approval or decision by legislation, the Articles of Association, the By-Laws or any other applicable rules or legislation.

* * *

ANNEX 5

BOARD RESOLUTIONS REQUIRING THE CONSENT OF THE MAJORITY OF

THE NON-EXECUTIVE DIRECTORS

The following Board resolutions require the consent of the majority of the Non-Executive Directors:

(a)	the determination of corporate social responsibilities relevant to the activities of the Company;

(b)	the adoption or amendment of the annual budget;

(c)	the appointment, replacement or removal of the Company Secretary;

(d)	the appointment and dismissal of the Senior Internal Auditor;

(e)	the approval of the Company's Internal Audit Plan;

(f)	the appointment of the External Auditor if the General Meeting does not proceed with this appointment;

(g)	the remuneration of the External Auditor and instructions to the External Auditor to provide non-audit services;

(h)	[to establish the Whistleblowers' Policy;]

(i)	to enter into transactions in which there are conflicts of interest with Directors that are of material significance to the Company and/or to the relevant Director;

(j)	[to enter into transactions with legal or natural persons who hold at least ten percent (10%) of the shares in the Company that are of material significance to the Company and/or to such persons;]

(k)	the granting of personal loans, guarantees or the like to Directors as part of the Company's usual business operations;

(l)	the amendment of these by-Laws;

(m)	to replace provisions of these By-Laws that are or became invalid by provisions which are valid and the effect of which, given the contents and purpose of these By-Laws is, to the greatest extent possible, similar to that of the invalid provisions;

(n)	approving, on behalf of the Company as a shareholder or member of any subsidiary of the Company, any matter which, under applicable law, the articles of association or other organizational documents of such subsidiary, requires such approval, unless the full Board has determined that such transactions may be approved by two or more Non- Executive Directors;

(o)	[_]; and

(p)	all other Board resolutions that require the consent of the majority of the Non-Executive Directors by law, the Articles of Association, these By-Laws or any other applicable rules or legislation.

* * *

ANNEX 6

BOARD RESOLUTIONS REQUIRING GENERAL MEETING APPROVAL

The approval of the General Meeting is required for resolutions of the Board regarding a significant change in the identity or nature of the Company or the enterprise, including in any event:

(a)	transferring the business or practically the entire business to a third party;

(b)	entering into or terminating any long-term cooperation by the Company or a Subsidiary with any other legal entity or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the termination thereof is of material significance to the Company; and

(c)	acquiring or disposing of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets of the Company according to the balance sheet including the explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet including the explanatory notes according to the last adopted annual accounts of the Company, by the Company or a Subsidiary.

* * *